Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Darrell D. Swank

Senior Vice President and

Chief Financial Officer

281-490-9750

Imperial Sugar Closes Improved Credit Facility

Sugar Land, Texas (December 1, 2004) – Imperial Sugar Company (NASDAQ:IPSU) announced today that it has entered into an improved senior credit facility provided by Bank of America, N.A. The $100 million revolving line, with a seasonal increase up to $125 million, will mature in December 2008 and provides more favorable pricing, terms and capital structure features than the existing multi-bank revolving facility that was entered into in December 2002. Based on currently anticipated usage of the revolving facility, the Company estimates that interest expense will decrease by approximately $1.5 million annually. Of this reduction, approximately $0.5 million is in cash interest and fees.

“The Company is extremely pleased with the closing of this facility, and views this as a further confirmation of our strong financial position,” said Robert A. Peiser, Imperial Sugar’s president and ceo. “Since 2002 Imperial has repaid all its bank term debt and accesses the revolving line for letters of credit and relatively short-term, seasonal working capital needs. We appreciate the support of the original bank group lenders and look forward to continuing to improve upon our relationships with the financial community as we execute on our strategy to evolve our business to a more value-added approach in the marketplace.”

About Imperial Sugar

The Imperial Sugar Company is one of the largest processors and marketers of refined sugar in the United States to food manufacturers, retail grocers and foodservice distributors. With packaging and refining facilities across the U.S., the Company markets products nationally under the Imperial®, Dixie Crystals®, Pioneer®, Spreckels® and Holly® brands. For more information about Imperial Sugar, visit www.imperialsugar.com.

Statements regarding future market prices and margins, future operating results, sugarbeet acreage, operating efficiencies, future government and legislative action, future cost savings, future pension costs, our liquidity and ability to finance our operations and other statements that are not historical facts contained in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include, but are not limited to, market factors, energy costs, the effect of weather and economic conditions, farm and trade policy, the ability of the Company to realize planned cost savings, the available supply of sugar, available quantity and quality of sugarbeets, actual or threatened acts of terrorism or armed hostilities, legislative, administrative and judicial actions and other factors detailed in the Company’s Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

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